UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 22, 2005
PATTERSON-UTI ENERGY, INC.
(Exact name of Registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-22664 (Commission File Number)	75-2504748 (I.R.S. Employer Identification No.)

4510 Lamesa Hwy. Snyder, Texas (Address of principal executive offices)	79549 (Zip Code)
Registrant’s telephone number, including area code: (325) 574-6300
Former name or former address, if changed since last report: Not Applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
On December 22, 2005, Patterson-UTI Energy, Inc. (the “Company”) issued a press release announcing that its previously issued financial statements for fiscal years 2002, 2003 and 2004 and the first three quarters of 2005 should not be relied upon because of errors in those financial statements resulting from the embezzlement by the former Chief Financial Officer of the Company of approximately $78 million over a seven year period. For further information, please see Item 4.02(a) below and the text of the press release, attached as Exhibit 99.1 to this Current Report on Form 8-K.
ITEM 4.02(a). NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.
Patterson-UTI Announces Intent to Restate Financial Information
On December 22, 2005, the Company announced that, as a result of the previously disclosed embezzlement by its former Chief Financial Officer and its ongoing internal investigation into the facts and circumstances surrounding the embezzlement, the Company will amend its previously issued Annual Report on Form 10-K for the year ended December 31, 2004 to restate its financial statements for the years ended December 31, 2004, 2003 and 2002. In addition, the Company will restate its financial statements for the first three quarters of 2005. Accordingly, the previously issued financial statements for the above periods should no longer be relied upon. These restatements result from fraudulent payments made to or for the benefit of the former Chief Financial Officer, Jonathan D. Nelson, that were reflected on the books of the Company as payment for assets or services that were not received. The decision to restate prior financial statements was made by the Company upon recommendation of management and the Audit Committee of its Board of Directors.
Based on current information, the Company estimates that the total amount embezzled was approximately $78 million over a period from 1998 into the fourth quarter of 2005. The previously reported total net income for 1998 through the third quarter of 2005 of $613 million is expected to be reduced by approximately $42 million to $571 million. For the three and nine month periods ended September 30, 2005, the Company estimates that diluted net income per common share will be reduced from $0.63 to $0.61 and from $1.43 to $1.39, respectively. As of September 30, 2005, the restatement is expected to reduce stockholders’ equity by $42 million from its previously reported $1.3 billion, with no change to the reported cash balance. The Company also expects that net income for the fourth quarter of 2005 will be reduced by approximately $6 million as a result of the embezzlement during the beginning of this period and costs and expenses associated with the investigation and recovery efforts related to the embezzlement.
The foregoing does not include the benefit of any recovery of the embezzled funds. Upon becoming aware of the embezzlement, the Company promptly advised the United States Securities and Exchange Commission which in a matter of a few calendar days obtained a freeze order on Jonathan D. Nelson’s assets (including assets held by corporations controlled by him) and the appointment of a Receiver to collect those assets. We understand the Receiver has acted to identify and take control of all of the assets and will ultimately liquidate the assets and propose a plan for the distribution of the proceeds. In a report filed by the Receiver with the court on December 15, 2005, the Receiver reported that he had collected approximately $8.4 million in cash and has identified and frozen another $4.2 million in a brokerage account. The Company believes that the Receiver has traced approximately $33 million of the embezzled funds to non-liquid assets and is continuing efforts to trace the use of the remaining funds. While the Company expects to receive a significant recovery from the Receiver, the Company can give no assurance as to what amount the Receiver will ultimately recover and return to the Company. The Company does not expect to receive any recovery until 2006. No recoveries have been reflected, however, recoveries may change the above amounts.
The Company will file an amended Annual Report on Form 10-K for 2004 prior to filing its 2005 Annual Report on Form 10-K. The Company currently intends to file its 2005 Form 10-K on or before its due date of March 16, 2006.
The Audit Committee’s ongoing investigation into the activities of Jonathan D. Nelson is continuing. Until the investigation is complete, the Company will not be able to fully assess the impact of these actions on the Company. The Company is working diligently to complete this investigation in the near term. Accordingly, estimates noted above are subject to change. The above matters have been discussed with the Company’s Independent Registered Public Accounting Firm.

In addition, the United States Attorney for the Northern District of Texas has obtained an indictment against Jonathan D. Nelson and is continuing to investigate him.
While the investigation is not yet completed, to date neither the Audit Committee nor, to the knowledge of the Company, any other person investigating the embezzlement has identified any knowing participation by any employee of the Company in the embezzlement other than Jonathan D. Nelson.
The Audit Committee and management are in the process of reviewing the circumstances underlying the embezzlement to determine if the embezzlement or the failure to discover it earlier was the result of a material weakness in the Company’s internal controls and to address any changes in the Company’s internal controls they deem appropriate.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(c) The following exhibit is furnished herewith:
99.1 Press Release dated December 22, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATTERSON-UTI ENERGY, INC.
	By:	/s/ John E. Vollmer III
John E. Vollmer III
Dated: December 22, 2005		Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated December 22, 2005.